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                                                                   Exhibit 10.18

                          MEMORANDUM OF UNDERSTANDING

                            CURTAILMENT OF OPERATIONS
                                DUE TO POWER SALE

                                JANUARY 11, 2001

On December 27, 2000, Golden Northwest Aluminum Company (GNA) and the United Steelworkers Of America, AFL-CIO, District 11 (USWA) entered into an agreement on the use of net proceeds from the remarketing of electrical power available to GNA through its current contract with Bonneville Power Administration (Agreement).

Having discussed the effects on the Bargaining Units (Local Unions) of Goldendale Aluminum Company and Northwest Aluminum Company (Company), as a result of GNA's decision and agreement with USWA regarding the use of net proceeds from said BPA power sale, the Local Unions, on January 4, 2001, have expressed a desire to follow the respective Collective Bargaining Agreements
(CBA) regarding layoff and recall for this Power Sale Curtailment through September 30, 2001. This memorandum applies to the period of cell stoppage ending September 30, 2001, and applies to active employees as of January 1, 2001.

It is the intention of the parties to resume operations on October 1, 2001, at a level consistent with the allocation of BPA power for the subscription period 2001-2006. Any decision to delay the resumption of operations beyond October 1, 2001, will be subject to further negotiations between the parties.

It is mutually understood between the Local Unions and Company as follows:

SENIORITY

        The seniority provisions of the Collective Bargaining Agreements (CBA) regarding reduction in classification and recall will be followed for the duration of the Power Sale Curtailment or until September 30, 2001, whichever occurs first, with the exception of a relaxation to allow for application for layoff due to business conditions; the amount of which will be no greater than the identified number to be reduced within classifications (positions) in each department.

WORKFORCE

        The current workforce will be reduced to a level commensurate with operational plans known at this time. Displacements as a result of this curtailment will be accomplished per respective CBA. Designated Union representatives will work with the Company in providing direct input regarding number of reductions, shift schedules, classifications to be reduced and work groups using initial staffing estimates provided as a base. The final decision in these matters rests with management. Further staffing adjustments, if necessary, will be based on business requirements.

        Employees will not suffer a reduction in labor grade as a result of displacement for this period of temporary layoff, in any event not later than September 30, 2001.

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        MEMORANDUM OF UNDERSTANDING
        CURTAILMENT OF OPERATIONS
        DUE TO POWER SALE--PAGE 2



LAYOFF BENEFIT PAYMENTS (LBP)

        For the duration of this Power Sale Curtailment or until September 30, 2001 whichever occurs first, LBP will be made to employees who are placed on temporary layoff status so that their income (including part time employment and/or State Unemployment Insurance, if available) will be equal to what it would have been had they been working a regular workweek (40 hours). The maximum LBP will be no more than the difference between State Unemployment Insurance payment if available and regular workweek pay (40 hours).

        In order for laid off employees to receive LBP, designated Company representatives in the Human Resources Departments must be in receipt of timely documentation of compensation received from Unemployment Insurance and/or part-time employment- - i.e., verifiable, weekly, bi-weekly or monthly check stubs.

FOURTH QUARTER 2000 REDUCTION IN FORCE

        Individuals included in the Fourth Quarter 2000 Reduction In Force and Severance Plan, are excluded from LBP for the duration of this Power Sale curtailment or September 30, 2001, whichever first occurs. Eligible individuals, included in the Fourth Quarter 2000 Reduction In Force, will be recalled to work under the seniority provisions of the Collective Bargaining Agreements.

BENEFITS

        Healthcare (Medical, Vision, Dental), Life, AD&D

        Eligible, reduced employees will be provided healthcare benefits and Life and AD&D at currently elected benefit levels. The above named benefits will be maintained at the same level as that of active employees during the period of temporary layoff, in any event not later than September 30, 2001.

        Retirement / 401(k) Plans

        Eligibility for loans as per Plan administrative guidelines is maintained and repayment of loans continues through this period of temporary layoff

        Company contributions as per CBA will be maintained for laid off employees during their period of temporary layoff for the duration of this Power Sale curtailment or September 30, 2001, whichever occurs first.

        Texaco Gas Cards (Goldendale)

        Eligibility continues through the period so long as LBP is maintained.

        Profit Sharing

        Employees temporarily reduced during this Power Sale Curtailment period, and in any event not later than September 30, 2001, will maintain eligibility at the rate of forty (40) hours per week during the period.

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        MEMORANDUM OF UNDERSTANDING
        CURTAILMENT OF OPERATIONS
        DUE TO POWER SALE--PAGE 3

        125 Flexible Spending Account Plan (Personal Choice Account)

        If employees have contributed more money into their accounts than has been reimbursed at the time of layoff and they elect not to continue after-tax contributions via COBRA, the money in their accounts will be lost.

        If employees have been reimbursed more money than has been contributed to their accounts at the time of layoff, the excess does not have to be paid back nor is COBRA continuation required in order to "make up" the excess.

        Vacation

        Year 2001 vacations already scheduled will be rescheduled upon completion of layoffs for those employees not laid off.

        Employees laid off due to this Power Sale Curtailment who are recalled and are active employees on January 1, 2002, will be considered to have accrued regular vacation time during the layoff period.

        Additional Compensation

        During the period of layoff due to this Power Sale Curtailment, and in any event not later than September 30, 2001, employees working in the plant will be paid additional remuneration in the form of one ($1) dollar per actual hour worked. This remuneration will be distributed in conjunction with regular Company payrolls.

MISCELLANEOUS

        Training

        The Company, with a Union designated safety representative, will review, identify and recommend safety training to be provided during this Power Sale Curtailment period.

        Local Union Officers/Peer Program

        The Company will relieve from their regular duties and provide compensation on the basis of forty (40) hours per week, two (2) Union officers at each facility for a period of three (3) months upon signature of this MOU. These officers will coordinate Union training programs and address issues with laid off employees. The Company, upon prior request, will consider additional time.

        Union Leadership Training

        A maximum of twelve (12) bargaining unit employees per plant will be allowed five (5) days off for training with consideration for an additional five (5) days provided there is a minimum of ten (10) days advance notice afforded the respective departments. Attendance of said training will not result in loss of pay for regularly scheduled work. A maximum of twelve thousand ($12,000) dollars between both plants will be made available to help defer incurred expenses as a result of training attendance.

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        MEMORANDUM OF UNDERSTANDING
        CURTAILMENT OF OPERATIONS
        DUE TO POWER SALE--PAGE 4



        Bargaining Unit Member Training

        With consideration for working schedules, all bargaining unit employees will be allowed one (1) hour of Union training that may include Union history, future challenges, labor and politics and/or organizing.

        Bargaining Committee Compensation

        Representatives of the Union Bargaining Committee in attendance of this effects bargaining who were regularly scheduled to work on January 3, 4, 5, 8, 9, 10, 11 and 12, 2001, will be compensated for scheduled work time lost on those days.

        Northwest Aluminum Labor Pool

        Any employee currently employed in the NWA labor pool who is reduced from the plant under this MOU, will be paid LBP in accordance with their rate prior to being assigned to the labor pool.

        ESOP (Goldendale)

        The Company is working on the issue and is committing to discuss this issue with the Local Union and the current stockholders.


        UNION:                         COMPANY:



        /s/ JAMES A. WOODWARD          /s/ MUHSIN SEYHANLI
        --------------------------     -----------------------------------------
        James A. Woodward              Muhsin Seyhanli
        Sub District Director          Vice President & General Manager
        USWA District 11               Golden Northwest Aluminum
                                       Company

        /s/ MIKE G. KEITH              /s/ BILL BURRELL
        --------------------------     -----------------------------------------
        Mike G. Keith, President       Bill Burrell
        USWA Local 9170                Human Resources Manager
                                       Northwest Aluminum Company

        /s/ KEN BERRY                  /s/ ALLEN WHITEHEAD
        --------------------------     -----------------------------------------
        Ken Berry, President           Allen Whitehead
        USWA Local 8147                Human Resources Manager
                                       Goldendale Aluminum Company



                                January 11, 2001
                                      Date